EXHIBIT “3”

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints J. Christopher Donahue their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for them and in their names, place and stead, in any and all capacities, to sign and any and all Schedule 13Ds and/or Schedule 13Gs, and any amendments thereto, to be filed with the Securities and Exchange Commission pursuant to Regulation 13D-G of the Securities Exchange Act of 1934, as amended, by means of the Securities and Exchange Commission’s electronic disclosure system known as EDGAR; and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to sign and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

SIGNATURES

/s/ Thomas R. Donahue

Thomas R. Donahue

TITLE OR CAPACITY

Individually and as Trustee of the Voting Shares Irrevocable Trust

Sworn to and subscribed before me this 31st day of March, 2017.

/s/ Melissa Lamparski Bamonte

Notary Public

Print Name: Melissa Lamparski Bamonte

My Commission Expires: February 4, 2018

(Notary Stamp)

Commonwealth of Pennsylvania – Notarial Seal

Melissa Lamparski Bamonte, Notary Public

City of Pittsburgh, Allegheny County

My commission expires February 4, 2018

Member, Pennsylvania Association of Notaries